EXECUTION COPY

LOAN AGREEMENT

Dated as of November 3, 2008

between

VORNADO LXP LLC

and

CITIGROUP GLOBAL MARKETS INC.

TABLE OF CONTENTS

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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SCHEDULES
1.01     List of Prohibited Assignees
9.02     Lending Office, Addresses for Notices

EXHIBITS

A     Form of Note
B     Form of Security Agreement
C     Form of Opinion
D     Form of Waiver Agreement

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is entered into as of November 3, 2008 by and between VORNADO LXP LLC, a Delaware limited liability company (the “Borrower”), and CITIGROUP GLOBAL MARKETS INC. (the “Lender”).

The Borrower has requested that the Lender make a margin loan to it, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Banking Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York are required by Law to close, which is also a day on which commercial banks are open for international business (including dealing in Dollar deposits) in London.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, for any day, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus ½% per annum, in each case as in effect for such day. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the Laws of, or are in fact closed, in New York.

“Cash” means Dollars.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, published official interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived by the Lender in accordance with Section 9.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all “Collateral”, as defined in any Collateral Document.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Control Agreement (as defined in the Security Agreement) and any additional pledges or security agreements required to be delivered pursuant to the Loan Documents and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Collateral Requirement” means on any date the requirement that:

(a)     the Lender shall have received from the Borrower counterparts of each of the Security Agreement and the Control Agreement duly executed and delivered on behalf of the Borrower;

(b)     all documents and instruments, including UCC financing statements, required by Law or reasonably requested by the Lender to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect or record such Liens to the extent, and with the priority, required by the Security Agreement, shall have been filed, registered or recorded or delivered to the Lender for filing, registration or recording;

(c)     the Borrower shall have obtained all consents and approvals and releases of Liens (and the Lender hereby agrees to provide, concurrently with the closing, confirmation of the release of the Lien under the security agreement, dated as of March 9, 2007, between Citicorp North America, Inc. and AP LXP Holdings LLC, which is the only Lien existing immediately prior to the Closing Date with respect to the Collateral Shares) required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

(d)     the Borrower shall have taken all other action required to be taken by the Borrower under the Collateral Documents to perfect, register and/or record the Liens granted by it thereunder; and

(e)     the Borrower shall be in compliance with Section 3 of the Security Agreement.

“Collateral Shares” means, at any time, the LXP Common Stock, if any, then subject to the pledge by the Borrower to the Lender pursuant to the Security Agreement.

“Collateral Shortfall” means, at any time, the Loan Value is greater than 60% of the Collateral Value.

“Collateral Shortfall Notice” has the meaning ascribed to it in Section 2.02(b).

“Collateral Value” means, on any day, the sum of the following, for each item of Collateral then pledged under the Security Agreement, (a) with respect to any Collateral Share, the Share Closing Price, (b) with respect to any Collateral that is Eligible Mark-to-Market Collateral, the Maintenance Value thereof and (c) with respect to all other Collateral, zero.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” has the meaning specified in the Security Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declaration of Trust” has the meaning specified in Section 8.01(l).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer (by way of dividend, distribution or otherwise) or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or any Equity Interests held by such Person.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) an Affiliate of the Lender and (b) any other Person approved by the Borrower (such approval not to be unreasonably withheld or delayed, provided that it shall be deemed reasonable for the Borrower to withhold consent for any reason if such Person is listed on Schedule 1.01 or is an Affiliate of such listed Person); provided that no such approval shall be required if a Default has occurred and is continuing.

“Eligible Mark-to-Market Collateral” means Cash and U.S. Treasuries.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, partnership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Offering” means any Disposition of Collateral Shares pursuant to an offering effected through an underwriter, initial purchaser or placement agent.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Day” means any day the New York Stock Exchange is open for trading.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located by reason of a connection between the Lender and such taxing jurisdiction other than entering into this Agreement, receiving payments hereunder and enforcing rights in respect of this Agreement.

“Federal Funds Rate” means, for any relevant day, the overnight Federal funds rate as published for such day in the Federal Reserve Statistical Release H.15(519), or any successor publication as published by the FRB, or, if such rate is not published for any day, the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication as published by the Federal Reserve Bank of New York.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means, with respect to any Person, the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies) having jurisdiction or authority over such Person.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)     all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)     all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)     net obligations of such Person under any Swap Contract;

(d)     all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 30 days after the date on which such trade account payable was created);

(e)     indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)     capital leases and Synthetic Lease Obligations;

(g)     all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (i) shall not include Indebtedness to any Affiliate and (ii) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Information” has the meaning specified in Section 9.07.

“Initial Share Closing Price” means $5.60 per share, as adjusted from time to time pursuant to a Share Price Adjustment.

“Interest Payment Date” means the 16th day of each January, April, July and October and the Maturity Date.

“Interest Period” means (a) in the case of the initial Interest Period, the period commencing on the Closing Date and ending on the immediately following Interest Payment Date and (b) in the case of any subsequent Interest Period, the period commencing on the last day of the next preceding Interest Period and ending on the immediately following Interest Payment Date (subject to the last sentence of Section 2.05); provided that any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” shall mean, for any Interest Period, a rate per annum equal to LIBOR for such period plus 2.5%.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Laws” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof applicable to such Person, and all applicable administrative orders, directed duties, requests, licenses, authorizations, requirements and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Broker-Dealer Entity” means the Lender or, at the Lender’s election, an Affiliate of the Lender designated by the Lender through which an Over-the-Counter Disposition is effected.

“Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“LIBOR” with respect to any Interest Period (or other period determined by the Lender with respect to any overdue amount) means the per annum rate for deposits in Dollars for a term coextensive with such Interest Period (or other period) and for an amount substantially equal to the Loan Amount which appears as the London interbank offered rate on the display designated as “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service) as of 11:00 a.m., London time, on the date that is two Banking Days preceding the first day of such Interest Period (or other period). (For purposes of the preceding sentence, LIBOR for any Interest Period (or other period) of a length for which rates do not appear on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service), shall be determined through the use of straight line interpolation by reference to two LIBOR rates appearing on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service), one of which shall be the rate for the period of time next shorter than the length of the Interest Period (or other period) and the other of which shall be the rate for the period of time next longer than the length of the Interest Period (or other period).) If no such rate appears on “LIBOR01” on the Reuters Screen (or such other page as may replace that page on that service, or such page or replacement therefor on any successor service), LIBOR shall mean the per annum rate, determined on the basis of the rates at which deposits in Dollars for a term coextensive with such Interest Period (or other period) and in an amount approximately equal to the principal amount of the Loan or overdue amount are offered by four major banks in the London interbank market, selected by the Lender, at approximately 11:00 a.m., London time, on the day that is two Banking Days preceding the first day of such Interest Period (or other period). If at least two such quotations are provided, LIBOR for such Interest Period (or other period) shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR for such Interest Period (or other period) shall be the arithmetic mean of the per annum rates quoted by major banks in New York City, selected by the Lender, at approximately 11:00 a.m., New York City time, on such day for loans in Dollars to leading European banks for a term coextensive with such Interest Period (or other period) and in an amount approximately equal to the principal amount of the Loan or overdue amount. If such rate is not available at such time for any reason, then the rate for that Interest Period (or other period) will be the applicable Base Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Amount” means $22,400,000.

“Loan Documents” means this Agreement, the Note, and the Collateral Documents.

“Loan Value” means, on any day, the outstanding principal amount of the Loan, plus accrued and unpaid interest thereon.

“LXP” means Lexington Realty Trust, formerly known as Lexington Corporate Properties Trust, a Maryland real estate investment trust.

“LXP Common Stock” means the common shares of beneficial interest of LXP, or, solely when used with respect to the Borrower’s ownership interest therein or as the context may require, security entitlements (as defined in §8-102(a)(17) of the UCC) with respect to such common shares, and any other equity securities that may be issued by LXP in exchange or replacement therefor as the primary equity securities of LXP.

“Maintenance Value” shall mean, on any day, (i) with respect to Cash, 100% of the face value thereof, (ii) with respect to U.S. Treasuries with a remaining maturity of less than one year, 98% of the face value thereof; (iii) with respect to U.S. Treasuries with a remaining maturity of between one and ten years, 93% of the face value thereof; and (iv) with respect to U.S. Treasuries with a remaining maturity of more than ten years, 80% of the face value thereof.

“Material Adverse Effect” means a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party.

“Material Contract” means any Contractual Obligation to which the Borrower is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the date which is the third anniversary of the Closing Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Net Cash Proceeds” means, with respect to any sale of Collateral Shares, the cash proceeds thereof, net of brokerage commissions, underwriting discounts, commissions and other reasonable and customary out-of-pocket costs and expenses incurred to effect such sale, including reasonable legal fees and expenses.

“Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Loan made by the Lender, substantially in the form of Exhibit A.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, each certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Excluded Taxes.

“Over-the-Counter Disposition” means any Disposition of Collateral Shares effected in the over-the-counter market or on any exchange through a broker or agent and excluding, for the avoidance of doubt, any Strategic Disposition.

“Participant” has the meaning specified in Section 9.06(c).

“Permitted Lien” means any Lien:

(a)     pursuant to any Loan Document;

(b)     for Taxes not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (i) reasonable reserves in an amount not less than the Tax being so contested shall have been established in a manner reasonably satisfactory to the Lender or deposited in Cash (or Cash equivalents) with the Lender to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable Laws, (ii) no risk of sale, forfeiture or loss of any interest in any of the Collateral or any part thereof arises during the pendency of such contest and (iii) such contest does not have and could not reasonably be expected to have a Material Adverse Effect; and

(c)     in respect of property or assets imposed by applicable Laws, which were incurred in the ordinary course of business and do not secure Indebtedness, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Collateral or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien.

“Permitted Share Sale” means, any Disposition of Collateral Shares (a) made at any time at which no Collateral Shortfall or Default has occurred and is continuing or would occur as a result of such sale, (b) for which the consideration consists entirely of Cash or other assets acceptable to the Lender in its sole discretion and (c) made after providing notice as contemplated by Section 6.03 and in accordance with Sections 6.12 and 7.04.

“Permitted Share Sale Prepayment Amount” has the meaning specified in Section 2.02(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Assets” means assets of any (a) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, or (c) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Prime Rate” means the rate of interest publicly announced by Citibank, N.A. from time to time as its Prime Rate in New York City, New York.

“Registration Rights Agreement” means the registration rights agreement, dated as of November 3, 2008, between LXP, the Borrower and Vornado.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, executive vice president or senior vice president of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public

Company Accounting Oversight Board, as each of the foregoing may be in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement to be executed by the Borrower and the Lender substantially in the form of Exhibit B.

“Share Closing Price” means, on any day, the closing price for LXP Common Stock on the New York Stock Exchange on such day (or if such day is not an Exchange Day, the immediately preceding Exchange Day); provided that if LXP shall have failed to file a new shelf registration statement as contemplated by Section 4(a) of the Registration Rights Agreement (as in effect on the date hereof) in the manner and by the date specified therein, then the “Share Closing Price” shall be 70% of such LXP Common Stock closing price for so long as such failure continues.

“Share Price Adjustment” means, if LXP, at any time while LXP Common Stock is outstanding, (a) declares or pays a dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of LXP Common Stock, (b) subdivides outstanding shares of LXP Common Stock into a larger number of shares, or (c) combines outstanding LXP Common Stock into a smaller number of shares, then the price per share of LXP Common Stock shall be multiplied by a fraction, the numerator of which shall be the number of shares of LXP Common Stock outstanding before such event and the denominator of which shall be the number of shares of LXP Common Stock outstanding after such event. Any such adjustment shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Solvent” means, with respect to any Person, that as of any date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered to the Lender or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (or reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Strategic Disposition” means any Disposition of Collateral Shares for strategic purposes made to a single investor or two or more investors acting together for the purpose of acquiring or holding the Collateral Shares and excluding, for the avoidance of doubt, any Over-the-Counter Disposition.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $500,000.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” mean the United States of America.

“U.S. Treasuries” shall mean negotiable debt obligations issued by the U.S. Department of the Treasury that are direct full faith and credit obligations of the United States (excluding derivatives of such securities and inflation-linked securities).

“Vornado” means Vornado Realty L.P., a Delaware limited partnership.

“Waiver Agreement” has the meaning specified in Section 4.01(a)(viii).

SECTION 1.02.     Other Interpretive Provisions. With reference to this agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person (other than LXP) shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03.     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.

ARTICLE II
THE LOAN

SECTION 2.01.     Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make a loan (the “Loan”) to the Borrower on the Closing Date in an amount equal to the Loan Amount. Any principal amount of the Loan prepaid by the Borrower may not be reborrowed.

SECTION 2.02.     Prepayments.

(a)     The Borrower may, upon notice to the Lender, at any time or from time to time, voluntarily prepay the Loan in whole or in part without premium or penalty, but subject to Section 3.04; provided that (i) such notice must be received by the Lender not later than 11:00 a.m., three Business Days prior to any date of prepayment and (ii) any prepayment made pursuant to this paragraph 2.02(a) shall be in a principal amount of at least $1,000,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)     If any Collateral Shortfall occurs, the Lender may deliver notice thereof to the Borrower (a “Collateral Shortfall Notice”). The Borrower shall, by 11:00 a.m. on the third Exchange Day after receiving a Collateral Shortfall Notice, (i) prepay the Loan and/or (ii) pledge and deliver to the Lender Eligible Mark-to-Market Collateral pursuant to Section 3(c) of the Security Agreement, in an aggregate amount sufficient to make the Loan Value on such date, after giving effect to such prepayment and/or delivery (if any), less than or equal to 57.5% of the Collateral Value as of the close of business on the immediately preceding Exchange Day.

(c)     If the Borrower makes a Permitted Share Sale, the Borrower shall by 4:00 p.m. the Business Day after the date of such Permitted Share Sale deliver to the Lender a certificate of a Responsible Officer of the Borrower specifying the amount of the Loan to be prepaid in connection with such Permitted Share Sale (such amount, the “Permitted Share Sale Prepayment Amount”), which shall be determined as follows:

(i)     if the price per share of LXP Common Stock so Disposed of by the Borrower is greater than the Initial Share Closing Price, then the amount of the Loan to be prepaid shall be equal to the Initial Share Closing Price multiplied by the number of shares of LXP Common Stock Disposed of by the Borrower in such Permitted Share Sale; and

(ii)     if the price per share of LXP Common Stock so Disposed of by the Borrower is less than or equal to the Initial Share Closing Price, then the amount of the Loan to be prepaid shall be equal to the lesser of (A) such price per share multiplied by the number of shares of LXP Common Stock Disposed of by the Borrower in such Permitted Share Sale and (B) 150% multiplied by (1) the outstanding principal amount of the Loan prior to such prepayment divided by (2) the number of Collateral Shares prior to such Disposition.

Not later than the Business Day immediately following the settlement date of the Permitted Share Sale, the Lender shall apply all or a portion of the Net Cash Proceeds deposited into the Collateral Account with respect to such Permitted Share Sale equal to the related Permitted Share Sale Prepayment Amount to prepay the Loan and the outstanding amount of the Loan shall be reduced by the amount of such prepayment.

(d)     Each prepayment pursuant to this Section 2.02 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04.

SECTION 2.03.     Repayment of Loan. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Loan outstanding on such date together with all accrued interest thereon.

SECTION 2.04.     Interest.

(a)     Subject to the provisions of subsection (b) below, the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the first day of such period to the last day thereof at the Interest Rate.

(b)     If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, to the fullest extent permitted by applicable Laws, such amount shall thereafter bear interest at a rate equal to the sum of (x) the Interest Rate applicable to such amount and (y) 2.0% per annum for each day until such amount and any interest thereon is paid in full. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)     Except as expressly provided herein, accrued interest on the Loan shall be payable in arrears on each Interest Payment Date. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.05.     Computation of Interest. All computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. Any Interest Period stated to end on a day numerically corresponding to a given day in a specified month thereafter shall, if there is no corresponding day, end on the last Business Day of such month.

SECTION 2.06.     Evidence of Debt. The Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender one or more Notes, which shall evidence the Loan in addition to such accounts or records.

SECTION 2.07.     Payments Generally.

(a)     All payments to be made by or on account of any obligation of the Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by or on account of any obligation of the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

(b)     If any payment to be made by or on account of any obligation of the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(c)     Nothing herein shall be deemed to obligate the Lender to obtain the funds for the Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for the Loan in any particular place or manner.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.01.     Taxes.

(a)     [Reserved]

(b)     Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)     [Reserved]

(d)     Evidence of Payments. As soon as practicable after any payment of Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

SECTION 3.02.     Illegality. If the Lender determines that (a) any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to (i) make, maintain or fund the Loan or (ii) determine or charge the Interest Rate, or (b) any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, the Borrower shall, upon demand from the Lender, prepay the Loan (plus any accrued interest thereon), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain the Loan to such day, or immediately, if the Lender may not lawfully continue to maintain the Loan; provided that if, in case of clause (a)(ii) or clause (b) above, the Borrower upon receipt of such notice promptly requests a continuation of the Loan, such notice and the effect thereof, will be deemed rescinded and the Interest Rate on the Loan will thereafter be calculated with reference to the Base Rate rather than LIBOR until such time as the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.

SECTION 3.03.     Increased Costs; Reserves.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement reflected in the Interest Rate);

(ii)     subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof (except for Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Lender); or

(iii)     impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining the Loan (or of maintaining its obligation to make the Loan) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the

Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)     Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.04.     Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)     any payment or prepayment of the Loan on a day other than the last day of an Interest Period for the Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), or

(b)     any failure by the Borrower (for a reason other than the failure of the Lender to make the Loan) to prepay or borrow the Loan on the date or in the amount notified by the Borrower,

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.04, the Lender shall be deemed to have funded the Loan made by it at the Interest Rate for the Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded.

SECTION 3.05.     Mitigation Obligations. If the Lender requests compensation under Section 3.03, or the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loan hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates and to take any other actions reasonable in the sole judgment of the Lender, if, in the sole judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation, assignment or action.

SECTION 3.06.     Survival. Subject to Section 9.08, all of the Borrower’s obligations under this ARTICLE III shall survive repayment of all Obligations under the Loan Documents.

ARTICLE IV
CONDITIONS PRECEDENT TO THE LOAN

SECTION 4.01.     Conditions of the Loan. The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)     The Lender’s receipt of the following, each of which shall be originals or facsimile transmissions (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, if applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:

(i)     executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower;

(ii)     such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iii)     a good standing certificate from the Delaware Secretary of State and such documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly organized or formed and validly existing and in good standing as a limited liability company under the Laws of the State of Delaware, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv)     a favorable opinion of Sullivan & Cromwell LLP, special New York counsel to the Borrower, addressed to the Lender, in a form substantially similar to the form set forth on Exhibit C;

(v)     a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi)     a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(c) and (d) have been satisfied;

(vii)     all applicable “know your customer” and other account opening documentation required by the Lender to be provided by the Borrower; and

(viii)     duly executed counterparts of the Amended and Restated Ownership Limit Waiver Agreement (Vornado) among the Vornado and LXP, substantially in form of Exhibit D and dated as of October 27, 2008 (the “Waiver Agreement”).

(b)     The Collateral Requirement shall have been satisfied on the Closing Date.

(c)     The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d)     No Default shall exist, or would result from the Loan or from the application of the proceeds thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as of the date hereof that:

SECTION 5.01.     Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that failure to do so would not have a Material Adverse Effect.

SECTION 5.02.     Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created by the Loan Documents) under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower is subject; or (c) violate any law.

SECTION 5.03.     Binding Effect. This Agreement has been, and each other Loan Document when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless whether enforcement is sought in a proceeding in equity or at law).

SECTION 5.04.     [Reserved]

SECTION 5.05.     Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of the Collateral is subject as of the Closing Date.

SECTION 5.06.     Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending or, to the best knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its assets that (a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.     No Default. The Borrower is not in default under or with respect to any Material Contract. No Default would result from the consummation on the Closing Date of the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.08.     Compliance with Laws. The Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09.     Taxes. The Borrower has filed any material tax returns and reports required to be filed with any Governmental Authority, and has paid any material taxes, assessments, fees and other governmental charges levied or imposed by any Governmental Authority upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided. There is no proposed tax assessment against the Borrower that could reasonably be expected, if made, to have a Material Adverse Effect. The Borrower is not party to any tax sharing agreement.

SECTION 5.10.     Ownership of Property. Prior to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, the Borrower owns no property or other assets, other than funds that will be used to purchase the Collateral Shares.

SECTION 5.11.     Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions as have already been obtained and filings or recordings with respect to the Collateral to be made, or otherwise delivered for filing and/or recordation, as of the Closing Date.

SECTION 5.12.     ERISA Compliance.

(a)     The Borrower has not incurred any liability under Title IV or Section 302 of ERISA or Section 412 of the Code, and does not maintain or contribute to, and is not required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under federal, state or local laws, rules or regulations.

(b)     The assets of the Borrower do not constitute Plan Assets.

SECTION 5.13.     Employees. The Borrower has no employees.

SECTION 5.14.     Margin Regulations; Investment Company Act.

(a)     The Borrower is not in violation of the margin regulations of the FRB.

(b)     The Borrower is not required to be registered as an “investment company” under the Investment Company Act.

SECTION 5.15.     Equity Interests. On the Closing Date, Borrower will have no equity investments in any Person other than the equity investment represented by the Collateral Shares. All of the outstanding Equity Interests in the Borrower are validly issued and owned directly or indirectly by Vornado.

SECTION 5.16.     Solvency. The Borrower is, and upon the incurrence of any Obligations by the Borrower on any date on which this representation and warranty is made or deemed made, will be, Solvent.

SECTION 5.17.     [Reserved]

SECTION 5.18.     Limited Purpose. The Borrower is, and will remain, a special purpose entity solely created and acting for the purposes of holding, managing and dealing in the Collateral Shares subject to the terms and conditions of the Loan Documents, borrowing the Loan and applying the proceeds thereof as specified in this Agreement, complying with the Loan Documents and engaging in incidental transactions reasonably necessary to carry out the foregoing purposes.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as the Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall:

SECTION 6.01.     [Reserved]

SECTION 6.02.     Certain Information. Promptly deliver to the Lender, in form and detail reasonably satisfactory to the Lender, such information regarding compliance by the Borrower with the terms of the Loan Documents as the Lender may from time to time reasonably request.

SECTION 6.03.     Notices. Promptly notify the Lender:

(a)     of the occurrence of any Default;

(b)     of any matter that has resulted in a Material Adverse Effect;

(c)     of receipt of any notification from LXP of its intent to register the Collateral Shares under the Securities Laws and of any action taken by LXP to effect such registration;

(d)     of its intent to make any Permitted Share Sale, including the proposed type and date of such Disposition and the amount of Collateral Shares proposed to be Disposed of; and

(e)     of any transaction of which the Borrower becomes aware that would result in a Share Price Adjustment.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 6.04.     Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained by it and (b) all lawful claims which, if unpaid, would by Law become a Lien upon its property.

SECTION 6.05.     Preservation of Existence. (a) Preserve its (i) legal existence as a limited liability company under the Laws of the jurisdiction of its organization and (ii) good standing as such and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower shall be permitted to merge with and into a wholly-owned subsidiary of Vornado so long as such subsidiary is established for a limited purpose as contemplated by Section 5.18, assumes the Borrower’s obligations under the Loan Documents and after giving effect to such merger there shall not be an Event of Default hereunder.

SECTION 6.06.     Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and (b) perform its obligations under all Material Contracts, in each case except in such instances in which the failure to comply or perform could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.07.     [Reserved]

SECTION 6.08.     Use of Proceeds. Use the proceeds of the Loan to purchase the Collateral Shares.

SECTION 6.09.     [Reserved].

SECTION 6.10.     Further Assurances. Promptly, at its sole cost and expense, execute and deliver to the Lender such further instruments and documents, and take such further action, as the Lender may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of the Loan Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Lender hereby and thereby.

SECTION 6.11.     Over-the-Counter Dispositions. Agrees that in connection with any permitted Disposition, if the Borrower elects to Dispose of any Collateral Shares in an Over-the-Counter Disposition, it will (i) effect each such Disposition through a Lender Broker-Dealer Entity and will compensate such Lender Broker-Dealer Entity by paying a brokerage commission of $0.03 per Collateral Share sold in such Over-the-Counter Disposition or (ii) if it effects any such Disposition through any other Person, it will compensate the Lender in an amount equal to $0.03 per Collateral Share sold in such Over-the-Counter Disposition. It is understood and agreed that the Lender Broker-Dealer Entity reserves the right not to participate in such Over-the-Counter Disposition and the foregoing is not a commitment on the part of the Lender or any of its Affiliates thereto; provided, that if the Lender Broker-Dealer Entity declines to participate in any Over-the-Counter Disposition, the Borrower shall not be obligated to make the payment to the Lender contemplated by clause (ii) of the preceding sentence.

For the avoidance of doubt, (i) the requirements of the preceding paragraph shall not apply if the Borrower elects to Dispose of any Collateral Shares in an Equity Offering, and (ii) the Borrower shall not, unless otherwise agreed in writing, be obligated to effect any Strategic

Disposition though a Lender Broker-Dealer Entity or to pay any fees to a Lender Broker-Dealer Entity in connection therewith.

SECTION 6.12.     Proceeds of Dispositions of Collateral Shares. Cause the buyer of any Collateral Shares Disposed of pursuant to the terms of this Agreement to deposit into the Collateral Account all proceeds from the buyer’s purchase of such Collateral Shares.

SECTION 6.13.     Plan Assets. Do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

ARTICLE VII
NEGATIVE COVENANTS

So long as the Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly:

SECTION 7.01.     Liens. Create, incur, assume or suffer to exist any Lien on any of its assets other than Permitted Liens.

SECTION 7.02.     Indebtedness. Create, incur or assume any Indebtedness other than the Loan.

SECTION 7.03.     Fundamental Changes. Dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that the Borrower may make assignments permitted by Section 9.06(b); provided, further, that, notwithstanding any other restriction on the activities of the Borrower set forth in this Agreement, the Borrower shall be permitted to merge with and into a wholly-owned subsidiary of Vornado so long as such subsidiary is established for a limited purpose as contemplated by Section 5.18, assumes the Borrower’s obligations under the Loan Documents and after giving effect to such merger there shall not be an Event of Default hereunder.

SECTION 7.04.     Dispositions. Make any Disposition or enter into any agreement to make any Disposition unless (a) no Default shall exist or would result from such Disposition and (b) such Disposition shall consist of property other than Collateral; provided that subject to clause (a) of this Section 7.04, (i) the Borrower may make Permitted Share Sales so long as the Net Cash Proceeds therefrom are applied to prepay the Loan to the extent required under Section 2.02(c) and (ii) Borrower may make assignments permitted by Section 9.06(b).

SECTION 7.05.     [Reserved]

SECTION 7.06.     Change in Nature of Business. (a) Engage in any material line of business that is not reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower is engaged on the Closing Date or (b) amend its Organization Documents in a way that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.07.     [Reserved]

SECTION 7.08.     No Subsidiaries. Form any subsidiaries or conduct any business or hold any assets through any subsidiary.

SECTION 7.09.     Collateral. Exercise any rights or otherwise take any action that shall impair the Collateral or the Lender’s rights therein.

SECTION 7.10.     ERISA.

(a)     Maintain or contribute to, or agree to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(b)     Engage in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Loan, this Agreement or any other Loan Document) to be a non-exempt prohibited transaction under such provisions.

(c)     Permit its assets to constitute Plan Assets.

SECTION 7.11.     Investment Company. Become required to register as an “investment company” under the Investment Company Act.

SECTION 7.12.     [Reserved]

SECTION 7.13.     Hedging. Pledge, Dispose of, hedge or enter into any other transaction resulting in the Disposition of the Collateral Shares or the economic consequences thereof without the consent of the Lender; provided that this Section shall not apply to (i) Permitted Share Sales the proceeds of which are used to repay the Loan pursuant to Section 2.02(c) and (ii) assignments permitted by Section 9.06(b).

SECTION 7.14.     Negative Pledges. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any lien upon any of the Collateral, including any hereafter acquired property or (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01.     Events of Default. Any of the following shall constitute an Event of Default:

(a)     Non-Payment. The Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of the Loan and all accrued and unpaid interest on such amount, (ii) cure any Collateral Shortfall within the time period set forth in Section

2.02(b), or (iii) pay within three days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)     Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained:

(i)     in Section 6.03, clause (i) of Section 6.05(a), or Sections 6.08 or 6.13 of this Agreement or Article VII of this Agreement (other than Section 7.02 thereof);

(ii)     in Section 6.12 of this Agreement, and such failure continues unremedied for one Business Day;

(iii)     in Section 7.02 of this Agreement or Section 3(h) of the Security Agreement, and such failure continues unremedied for two Business Days; or

(iv)     in Sections 6.02, 6.05 (other than clause (i) of Section 6.05(a)) or Section 6.11 of this Agreement, and such failure continues unremedied for ten days; or

(c)     Other Defaults. The Borrower shall fail to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days; or

(d)     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document or in any certificate or other document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)     Cross-Default. (i) The Borrower (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the

Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount; or

(f)     Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g)     Inability to Pay Debts; Attachment. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released or vacated within sixty (60) days after its issue or levy; or

(h)     Judgments. There is entered against the Borrower (i) a final judgment, decree or order for the payment of money in an aggregate amount exceeding the Threshold Amount or (ii) any one or more non-monetary final judgments that have individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced upon such judgment or order or (B) such judgment, order or decree shall not have been vacated or discharged within sixty (60) days from entry; or

(i)     Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect, or the Borrower or any of its Affiliates asserts or institutes any proceedings seeking to establish that any provision of any Loan Document is invalid, not binding or unenforceable; or

(j)     Liens. (i) The Borrower or any of its Affiliates asserts or institutes any proceedings seeking to establish, or any Person obtains a judgment establishing, that the Lien created, or purported to be created, by any of the Collateral Documents is not a valid and perfected Lien on all of the Collateral purported to be subject thereto, securing the Obligations purported to be secured thereby, subject to no prior or equal Lien, other than any such failure arising or resulting from any action or inaction on the part of the Lender or the Custodian (as defined in the Security Agreement) or (ii) the Lien created by any of the Collateral Documents shall, due to a change in Law, fail to constitute a valid and perfected Lien on all of the Collateral purported to be subject thereto, securing the Obligations purported to be secured thereby, subject to no prior or equal Lien; or

(k)     Registration Rights Agreement. The Registration Rights Agreement or any provision thereof (as in effect on the date hereof) is amended or modified, or (other than in accordance with its terms as in effect on the date hereof) is terminated, without the prior written consent of the Lender; or

(l)     Waiver Agreement. (i) The Waiver Agreement or any provision thereof (as in effect on the date hereof) is amended, modified or terminated without the prior written consent of the Lender and such amendment, modification or termination adversely affects the rights of the Lender with respect to the Collateral Shares or (ii) the Waiver Agreement is not effective with respect to the Collateral Shares at any time that a waiver of the ownership limits set forth in Article IX of LXP’s Amended and Restated Declaration of Trust (filed as Exhibit A to Exhibit 3.1 to the Current Report on Form 8-K filed by LXP on January 8, 2007 (the “Declaration of Trust”)) is necessary to preserve the Borrower’s Beneficial Ownership or Constructive Ownership (each, as defined in the Declaration of Trust) of, or equivalent ownership or rights in, the Collateral Shares.

SECTION 8.02.     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)     declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)     exercise all rights and remedies available to it under the Loan Documents (including, without limitation, the enforcement of any and all Liens created pursuant to the Collateral Documents) and applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code or any other similar Debtor Relief Law, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

SECTION 8.03.     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender pursuant to Section 6(g) of the Security Agreement, provided that amounts applied pursuant to clause (iii) thereof may be applied in such order as the Lender elects in its sole discretion.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01.     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the

Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02.     Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile number or telephone number for notices and other communications hereunder by notice to the other party.

(d)     Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender and the Borrower hereby consents to such recording.

(e)     Process Agent. The Borrower hereby agrees that service of all writs, process and summonses in any suit, action or proceeding brought under any Loan Document in the State of New York may be made upon Vornado, presently located at the address specified in Schedule 9.02 (the “Process Agent”), and the Borrower hereby confirms and agrees that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney-in-fact in its name, place and stead to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon. The Borrower hereby further irrevocably consents to the service of process in any suit, action or proceeding in the manner provided in Section 9.13(d).

SECTION 9.03.     No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 9.04.     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Borrower shall pay all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights following the occurrence and during the continuance of an Event of Default or the exercise of remedies in connection with this Agreement and the other Loan Documents, and all such amounts that are paid by the Lender shall, until reimbursed by the Borrower, constitute Obligations secured by the Collateral.

(b)     Waiver of Consequential Damages, Etc. Except as otherwise specifically provided herein, to the fullest extent permitted by applicable Law, neither Lender nor Borrower shall assert, and each hereby waives, any claim against the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

(c)     Payments. All amounts due under this Section 9.04 shall be payable by the Borrower on demand therefor.

(d)     Survival. The agreements in this Section 9.04 shall survive repayment of all Obligations under the Loan Documents.

SECTION 9.05.     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 9.06.     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (except that the Borrower may assign or otherwise transfer any of its rights or obligations hereunder upon notice to, but without the prior written consent of, the Lender to any Affiliate of Vornado that is also established for a limited purpose as contemplated by Section 5.18) and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Affiliates of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Assignments. The Borrower may at any time assign or otherwise transfer any of its rights or obligations hereunder upon notice to, but without the prior written consent of, the Lender to any Affiliate of Vornado that is also established for a limited purpose as contemplated by Section 5.18. The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by the Lender, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest so assigned, be released from its obligations under this Agreement (and, in the case of an assignment of all of the Lender’s rights and obligations under this Agreement, shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04, 3.06, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at Lender’s expense) shall execute and deliver any documents reasonably necessary or appropriate to give effect to such assignment. Prior to the effectiveness of any assignment by the Borrower or (if less than the entirety of the Loan is to be assigned) the Lender, the Borrower and the Lender shall in good faith negotiate amendments to the Loan Documents as may be necessary to provide for the administration of this Agreement after giving effect to such assignment.

(c)     Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than the Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and (iv) no participant under any such participation shall have any rights as a Lender hereunder, including any right to make any demand hereunder or right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loan or any other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loan or any other amounts payable hereunder or amend this Section 9.06(c) in any manner adverse to such participant, in each case to the extent subject to such participation.

(d)     Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 9.07.     Confidentiality. The Lender agrees to maintain the confidentiality of the information (as defined below), except that information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (and its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.08.     Limited Recourse. Notwithstanding any other provision of this Agreement or any other Loan Document, any liability of Borrower arising in connection with this Agreement or any other Loan Document, or any claim based thereon or with respect thereto, including any payment arising as the result of any breach of this Agreement or an Event of Default hereunder, and any other payment obligation or liability of or judgment against Borrower hereunder or under any other Loan Document, shall be satisfied solely from the Collateral, without regard to the value thereof, and no Lender shall have any further recourse to the Borrower.

SECTION 9.09.     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

SECTION 9.10.     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof that bears the signature of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement via telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document required to be delivered pursuant hereto or thereto or required to be delivered in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation shall remain unpaid or unsatisfied.

SECTION 9.12.     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by applicable law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.13.     Governing Law; Jurisdiction; Etc.

(a)     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)     SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT

OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.14.     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 9.15.     [Reserved]

SECTION 9.16.     USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act. The Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the Patriot Act and any other applicable Laws.

SECTION 9.17.     Bankruptcy Code. The parties hereto agree that, to the fullest extent permitted by applicable Law, this Agreement is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VORNADO LXP LLC By: VORNADO REALTY L.P., Sole Member By: VORNADO REALTY TRUST, Sole General Partner
By: /s/ ALAN J. RICE
Name: Alan J. Rice
Title: Senior Vice President
CITIGROUP GLOBAL MARKETS INC.
By: /s/ HERMAN HIRSCH
Name: Herman Hirsch
Title: Managing Director

S-1

SCHEDULE 1.01

Prohibited Assignees

Winthrop Realty Trust

Michael L. Ashner

Apollo Real Estate

William L. Mack

Gramercy Capital Corp.

SL Green Realty Corp.

Boston Properties, Inc.

Lexington Realty Trust

The Blackstone Group L.P.

Fortress Investment Group LLC

Sch. 1.01 - 1

SCHEDULE 9.02

Lending Office, Addresses for Notices

To the Borrower:

c/o Vornado Realty L.P.

888 Seventh Avenue

New York, NY 10019

Attn: Cliff Broser

Facsimile No.: (212) 894-7035

Email: cbroser@vno.com

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn:  William G. Farrar

          Eric J. Kadel, Jr.

Facsimile No. (212) 558-3588

Email:  farrarw@sullcrom.com

           kadelej@sullcrom.com

Lending Office:

Citigroup Global Markets Inc.
390 Greenwich Street, 5th Floor
New York, NY 10013

To the Lender:

Citigroup Global Markets Inc.

390 Greenwich Street, 5th Floor

New York, NY 10013
Attention: Zachary Smith
Telephone: (212) 723-7357
Facsimile: 212 728-8328

Email: zachary.smith@citi.com

With a copy to:

Legal Department

388 Greenwich Street, 17th Floor

Sch. 9.02 - 1

New York, NY 10013

Attention: Benjamin Faulkner, Esq.
Telephone: (212) 816-1141
Facsimile: 212 299-2598

Email: benjamin.faulkner@citi.com

With a copy to:

Citigroup Confirmation Unit

333 West 34th Street, 2nd Floor, New York, New York 10001

Telephone: (212) 615-8985

To Vornado

Vornado Realty L.P.

888 Seventh Avenue

New York, NY 10019

Attn: Cliff Broser

Facsimile No.: (212) 894-7035

Email: cbroser@vno.com

Sch. 9.02 - 2

EXHIBIT A

Form of Note

US$_______	[•], 20__

FOR VALUE RECEIVED, Vornado LXP LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to _______________________ (the “Lender”), in lawful money of the United States of America, in accordance with the provisions of the Loan Agreement (defined below) the principal amount outstanding of the Loan made by the Lender to the Borrower under the loan agreement, dated as of November 3, 2008, between the Borrower and the Lender (as amended from time to time, the “Loan Agreement”), as conclusively evidenced on the books and records of the Lender.

The Borrower also promises to pay interest on the outstanding unpaid principal amount hereof in like money, from the date hereof until such unpaid principal is paid in full, at the rates, at the times and in the manner provided in the Loan Agreement.

This Note is a Note referred to in the Loan Agreement, and is entitled to the benefits, and subject to the terms and conditions, thereof and of the other Loan Documents. This Note is secured as provided in the Loan Documents. This Note is subject to Section 9.08 of the Loan Agreement, entitled “Limited Recourse”, and the terms of such Section 9.08 are expressly incorporated into this Note by reference. This Note is subject to prepayment in whole or in part under the terms and conditions set forth in Section 2.02 of the Loan Agreement, prior to the Maturity Date. The Lender may record transactions on the Note on the Schedule hereto.

If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Vornado LXP LLC

By: VORNADO REALTY L.P.,

Sole Member

By: VORNADO REALTY TRUST,

Sole General Partner

By:
 Name:
Title:

SCHEDULE

TRANSACTIONS ON NOTE

Date of Loan	Amount of Loan	Amount of Principal Paid	Principal Amount Outstanding

November 3, 2008	$22,400,000	$[•]	$[•]

EXHIBIT B

Form of Security Agreement

B-1

EXHIBIT C

Form of Opinion

C-1

EXHIBIT D

Form of Waiver Agreement

D-1